HINES CORPORATE PROPERTIES II

MASTER AGREEMENT

BETWEEN

HINES INTERESTS LIMITED PARTNERSHIP,

THE NEW YORK STATE COMMON RETIREMENT FUND,

AND

HINES GLOBAL REIT, INC.

July 20, 2011

NY01:236472.8

TABLE OF CONTENTS

Page

Article 1 Definitions
Section 1.1	Definitions
Section 1.2	Interpretation; Terms Generally

Article 2 Investments
Section 2.1	Identification of Projects.
Section 2.2	Review of Portfolio Guidelines
Section 2.3	Investment Period.
Section 2.4	Project Companies
Section 2.5	Exclusivity
Section 2.6	Other Activities of the Parties

Article 3 Capital
Section 3.1	NYSCRF’s Allocated Capital
Section 3.2	Payments
Section 3.3	Portfolio Buy/Sell
Section 3.4	Financing
Section 3.5	Global REIT Coinvestment Right

Article 4 Representations and Warranties
Section 4.1	Mutual Representations and Warranties
Section 4.2	No Investment Guaranty

Article 5 Miscellaneous
Section 5.1	No Partnership
Section 5.2	Counterparts
Section 5.3	Amendments
Section 5.4	Notices
Section 5.5	Headings
Section 5.6	Construction; Severability
Section 5.7	Governing Law
Section 5.8	Confidentiality.
Section 5.9	Parties in Interest; Third-Party Beneficiaries.
Section 5.10	Entire Agreement; Ancillary Agreements
Section 5.11	Conflicts Disclosure

List of Exhibits

Exhibit A-1                                Portfolio Guidelines
Exhibit A-2                                Selection Criteria
Exhibit B-1                                Contents of Preliminary Investment Package
Exhibit B-2                                Format of Preliminary Project Budget
Exhibit C-1                                Project Company Agreement Form
Exhibit C-2                                Coinvest Project Company Agreement Form
Exhibit D                                Development Management Agreement Form
Exhibit E                                Management and Leasing Agreement Form
Exhibit F                                HREH Guaranty Form
Exhibit G                                Hines REIT Guaranty Form

NY01:236472.8

MASTER AGREEMENT

This MASTER AGREEMENT  (this “Agreement”) is dated July 20, 2011 (the “Effective Date”), and is between Hines Interests Limited Partnership, a Delaware limited partnership (“Hines”), the Comptroller of the State of New York as trustee of the New York State Common Retirement Fund (“NYSCRF”), and Hines Global REIT, Inc., a Maryland corporation (“Global REIT”).

RECITALS

A.           Hines is an international real estate development and management company that acquires, develops, and manages real estate projects.

B.           Hines and NYSCRF desire to jointly invest in high quality build-to-suit and buy-to-suit real estate projects in the United States, and Global REIT desires to coinvest in some of those projects.

C.           The Parties desire to set forth the terms upon which they intend to jointly pursue the acquisition and development of mutually agreeable real estate projects.

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions

.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate”:  With reference to any Person, a Person which directly or indirectly, Controls, is Controlled by or is under common Control with that Person.  With reference to Hines, “Affiliate” shall include any Hines Controlled Entity; provided that Hines and the Hines Members shall not be considered Affiliates of Global REIT or any Global REIT Member.

“Agreement”:  This Master Agreement.

“Aggregate Allocated Capital”:  $500 million

“Broken Project”:  A Project in which a Project Company has invested which was a Lead Tenant Project and becomes a Vacant Site (for example, because of a default by the Lead Tenant) before the commencement of construction.

“Business Day”:  A day other than Saturday, Sunday or other day of the year on which banks are required or authorized to remain closed in the State of New York.

“Buy/Sell Blockout”  As defined in Section 3.3(b).

“Capital Contribution”:  A contribution to the capital of a Project Company pursuant to, and as defined in, the applicable Project Company Agreement.

“Coinvest Project”:  A Project in which Global REIT will coinvest, as provided in Section 3.5.

“Coinvestment Vehicle”:  A Project Company formed by NYSCRF, a Hines Member and a Global REIT Member to own a Coinvest Project.

“Comptroller”:  As defined in Section 5.11.

“Confidential Information”:  As defined in Section 5.8.1.

“Contribution Financing”:  As defined in Section 3.4.2.

“Control”:  With respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Default Rate”:  The lesser of (i) the highest lawful rate of interest allowable under applicable law, and (ii) the greater of (A) the rate per annum equal to the rate of interest published by the Wall Street Journal as prime or base rate in its Money Rates Section, plus 5%, and (B) 20% per annum.  In the event that the Wall Street Journal should cease or temporarily interrupt publication or if the prime or base rate published therein is no longer otherwise available or is limited, regulated, or administered by a governmental or quasi-governmental body, then the Party to whom interest at the Default Rate is payable shall select a comparable interest rate which is readily available.  Such Party will give the Party required to pay interest at the Default Rate notice of its choice of such comparable interest rate and when the change became effective.  If more than one prime or base rate is published in the Wall Street Journal for a day, the highest of such prime or base rates shall be used.

“Development Management Agreement Form”:  The form of development management agreement attached hereto as Exhibit D.

“Diligence Budget”:  As defined in Section 2.1.2(b).

“Diligence Costs”:  With respect to any Proposed Project, all reasonable and customary out-of-pocket third-party costs and expenses incurred in accordance with the Diligence Budget for such Proposed Project prior to its acquisition by a Project Company in connection with the identification and investigation of such Project, the preparation of the Preliminary Investment Package for the Project and, if applicable, the preparation of the Final Investment Memorandum for the Project, including, Site Control Costs, Organizational Expenses with respect to the applicable Project Company, costs incurred in negotiations with the Lead Tenant and seller of the Project or Project site, preparation of the Lead Tenant Lease and Project Acquisition Agreement, architectural, engineering and other design fees, fees to third party consultants, costs incurred in connection with obtaining required government and third party approvals, and other predevelopment expenditures, including any such costs incurred with respect to the Project prior to NYSCRF’s approval of the applicable Preliminary Investment Package.  The term Diligence Costs does not include the salaries, benefits or burdens of any of Hines’s (or its Affiliates’) employees or any related overhead or administrative expenses of Hines, its Affiliates or any such employees.

“Diligence Cost Cap”:  As defined in Section 2.5.5(a).

“Disclosing Party”:  As defined in Section 5.8.4.

“Effective Date”:  As defined in the Preamble.

“Exclusivity Obligation”:  Hines’s obligation to refrain from participating in specified types of Projects without offering NYSCRF an opportunity to participate in such Projects pursuant to this Agreement as provided in Section 2.5.1, subject to the limitations on such obligation provided in Sections 2.5.2 through 2.5.5.

“Final Investment Memorandum”:  As defined in Section 2.1.3(b).

“Final Review Period”:  With respect to a Proposed Project, the period beginning on the date that Hines delivers to NYSCRF a complete Final Investment Memorandum for such Proposed Project and ending at the end of the 15th Business Day after such date.

“Global REIT”:  As defined in the preamble.

“Global REIT Member”:  An entity formed by Hines and Global REIT to hold the equity interest of Global REIT in a Coinvestment Vehicle whose members or partners are a direct or indirect subsidiary of Global REIT and another Hines Controlled Entity.

“Hines”:  As defined in the Preamble.

“Hines Controlled Entity”:  Any partnership, limited liability company, corporation, trust or other entity which is, directly or indirectly, Controlled by (a) Hines, and/or (b) Jeffrey C. Hines and/or Gerald D. Hines or, in the event of the death or disability of Jeffrey C. Hines and/or Gerald D. Hines, the heirs, legal representatives or estates of either of them.

“Hines Member”:  With respect to each Project Company, the Hines Controlled Entity formed by Hines to hold the equity interest of Hines in such Project Company.  The term “Hines Member” shall not include Global REIT or any Global REIT Member.

“HREH”:  Hines Real Estate Holdings Limited Partnership, a Delaware limited partnership.

“Initiating Party”:  As defined in Section 3.3.

“Investment Period”:  As defined in Section 2.3.1.

“Lead Tenant”:  With respect to a Project, a tenant that leases or pre-leases at least 75% or more of the leasable space in such Project at or before the commencement of construction of the Project.

“Lead Tenant Lease” As defined in Section 2.1.3(b).

“Lead Tenant Project”:  A Project for which a Lead Tenant or prospective Lead Tenant is identified.

“Major U.S. City”:  A U.S. metropolitan statistical area with a population greater than 1,000,000, according to statistics prepared from time to time by the U.S. Census Bureau, Population Division.

“Management and Leasing Agreement Form”:  The form of management and leasing agreement attached as Exhibit E.

“NYSCRF”:  As defined in the Preamble.

“NYSCRF’s Allocated Capital”:  $450 million.

“Organizational Expenses”:  All reasonable out-of-pocket costs and expenses (including filing fees and legal, accounting, tax, consulting and other professional fees and expenses) incurred by the Parties in connection with structuring and organizing a Project Company and preparing its Project Company Agreement and other documents to be entered into in connection therewith, including the development management agreement and management and leasing agreement entered into between a Project Company and Hines as contemplated by Section 2.4.1.

“Other Confidential Information”:  As defined in Section 5.8.2.

“Outside Investor”:  A Person that is not a Hines Controlled Entity that contributes capital, directly or indirectly, to Hines or a Hines Controlled Entity in connection with an equity investment in a Project, including such a Person that provides such capital indirectly through another Hines Controlled Entity, such as a Hines-sponsored real estate investment fund, joint venture or special-purpose entity.  Global REIT invests capital provided by Outside Investors.

“Parties”:  NYSCRF, Hines, and Global REIT.

“Person”:  An individual, or a partnership, corporation, limited liability company, trust, unincorporated association or any other legal entity or any government, or any agency or political subdivision thereof.

“Pipeline Report”:  As defined in Section 2.5.6.

“Portfolio Buy/Sell Notice”:  As defined in Section 3.3(b).

“Portfolio Buy/Sell Right”:  As defined in Section 3.3(b).

“Portfolio Guidelines”:  The Portfolio Guidelines attached as Exhibit A-1 to this Agreement, as amended or supplemented subsequent to the date hereof by agreement of the Principal Parties.

“Preliminary Investment Package”:  As defined in Section 2.1.2(b).

“Preliminary Project Approval”:  As defined in Section 2.1.2(c).

“Preliminary Project Cost Estimate”:  With respect to a Proposed Project, Hines’s initial estimate of all costs and expenses to be incurred with respect to such Project, from project identification to Project Stabilization, as set forth in the Preliminary Investment Package initially delivered by Hines to NYSCRF pursuant to Section 2.1.2(c).

“Preliminary Review Period”:  With respect to a Proposed Project, the period beginning on the date that Hines delivers to NYSCRF a complete Preliminary Investment Package and Diligence Budget for such Proposed Project and ending at the end of the tenth Business Day after such date, subject to extension as follows:

if the Preliminary Project Cost Estimate of the Project is more than $100 million, the Preliminary Investment Package initially delivered to NYSCRF indicates that the Project will be a Coinvest Project, and Global REIT then elects not to invest in such Proposed Project, then the Preliminary Review Period will be extended for a period of 10 additional Business Days from the date that Hines notifies NYSCRF that the Project will not be a Coinvest Project and provides NYSCRF with a Preliminary Investment Package describing the Project without the participation of Global REIT.

“Principal Parties”:  NYSCRF and Hines.

“Project”:  A real estate project involving the development, redevelopment or acquisition of one or more office buildings or a Vacant Site.

“Project Acquisition Agreement” As defined in Section 2.1.3(b).

“Project Budget”:  A line-item budget for all costs expected to be incurred in connection with all phases of a Project, including a contingency, from Project identification, through predevelopment and development until Project Stabilization.

“Project Company”:  A limited liability company or limited partnership formed by the Principal Parties and, in the case of a Coinvest Project, Global REIT for the purpose of acquiring, developing, owning and disposing of a Project.

“Project Company Agreement”:  The limited liability company agreement or limited partnership agreement governing a Project Company.

“Project Company Agreement Form”:  For each Project Company that is not a Coinvestment Vehicle, the form of limited liability company agreement attached hereto at Exhibit C-1, and for each Project Company that is a Coinvestment Vehicle, the form of limited liability company agreement attached hereto as Exhibit C-2.

“Project Company Members”:  NYSCRF (in its capacity as a member of a Project Company), the Hines Member and, with respect to a Coinvestment Vehicle, the Global REIT Member.

“Project Summary”:  As defined in Section 2.1.2(a).

“Project Stabilization”:  With respect to a Project, the earlier of (i) such time as at least 90 percent of the net rentable area in such Project is occupied by rent-paying tenants and (ii) the twelve month anniversary of the date of Substantial Completion of such Project.

“Proposed Project”:  As defined in Section 2.1.2(a).

“Qualifying Project”:  Any Project which satisfies all of the Selection Criteria other than, in the case of a Vacant Site, the Selection Criteria that do not apply to Vacant Sites.

“REAC”:  The Real Estate Advisory Committee of NYSCRF.

“Recipient Party”:  As defined in Section 5.8.4.

“Section 8.4 Notice” As defined in Section 3.3.

“Selection Criteria”:  The criteria identified in Exhibit A-2, as amended or supplemented subsequent to the date hereof by agreement of the Principal Parties.

“Site Control Cost Cap”:  As defined in Section 2.5.5(b).

“Site Control Costs”:  With respect to any Project, costs to secure control of the site of a Project or Proposed Project, including the cost of raw land, down payments, option payments, and similar costs, and with respect to any Vacant Site acquired by a Project Company and any Broken Project, all costs incurred by the Project Company that owns such Project, including Diligence Costs for which the Project Company reimbursed the Parties.

“Substantial Completion”:  As to any Project, as defined in the Project Company Agreement for such Project.

“Transaction Agreement”:  Each Project Company Agreement and each development management agreement and management and leasing agreement entered into between a Project Company and Hines as contemplated by Section 2.4.1.

“Unreimbursed Diligence Costs”:  As defined in Section 2.5.5(a).

“Vacant Site”:  A vacant building site suitable for office development, or a building site suitable for office development on which all existing buildings are to be demolished prior to development of an office building on the site; in each case which is not a Lead Tenant Project.

Section 1.2 Interpretation; Terms Generally

.  The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof, unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations).  Any reference in this Agreement to a “day” or number of “days” (that does not refer explicitly to a “Business Day” or “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

ARTICLE 2

INVESTMENTS

Section 2.1 Identification of Projects.

2.1.1 Performance Standard.  Hines will carry out the activities required to be undertaken by it under this Section 2.1 according to industry practice with the same degree of skill and care undertaken by similarly situated developers undertaking substantially similar activities.

2.1.2 Project Identification and Preliminary Approval.

(a) During the Investment Period, unless the Investment Period has been suspended pursuant to Section 2.5.5, Hines shall seek to locate and identify to NYSCRF Projects which Hines believes may be Qualifying Projects (each, a “Proposed Project”). Hines will present each Proposed Project to NYSCRF by means of a summary (a “Project Summary”) of the basic facts and major risks of the Proposed Project.  Each Project Summary shall contain the following information, to the extent applicable to the Proposed Project: (1) market and submarket; (2) if a prospective Lead Tenant has been identified, the identity of the prospective Lead Tenant (including a brief description of its principal business, whether the prospective Lead Tenant is publicly or privately held and its credit rating, if known) and the total rentable square footage of the Proposed Project such tenant requires; (3) the identity and location of the prospective site (if known) and actual or proposed means of site control; and (4) the estimated total rentable square footage of the Proposed Project and an estimate of the cost of construction per rentable square foot.  NYSCRF shall promptly review each Project Summary and notify Hines if, based on the information in the Project Summary, NYSCRF has determined that NYSCRF for any reason does not desire to pursue such Proposed Project.  NYSCRF shall promptly notify Hines if it determines that a Proposed Project does not satisfy the Portfolio Guidelines and that NYSCRF desires to obtain REAC approval to allow it to pursue the Proposed Project.  If NYSCRF delivers such a notice to Hines before the end of the Preliminary Review Period with respect to a Proposed Project, then Hines shall extend the Preliminary Review Period with respect to the Proposed Project to allow NYSCRF to seek such REAC approval, if, and only if, Hines determines that the circumstances of such Proposed Project allow and are such that Hines is able to avoid the incurrence of any Diligence Costs in respect of such Proposed Project during the period beginning upon delivery of the Project Summary and ending as of the end of the Preliminary Review Period, as extended, without diminishing its prospects for pursuing such Proposed Project.

(b) If NYSCRF does not notify Hines that it does not desire to pursue the Proposed Project, Hines will prepare and submit to NYSCRF, as soon as reasonably practicable following delivery of the Project Summary, a description of the Proposed Project containing the information identified in Exhibit B-1 (a “Preliminary Investment Package”), together with a proposed detailed line-item budget of Diligence Costs to be incurred in investigating and preparing a Final Investment Memorandum for the Proposed Project (to the extent approved by NYSCRF and Hines, a “Diligence Budget”).  If NYSCRF desires to pursue the Proposed Project on the basis described in the Preliminary Investment Package and Diligence Budget, NYSCRF shall deliver a notice to such effect to Hines on or before the last day of the Preliminary Review Period, which notice shall be delivered by an Email stating that it constitutes a “Notice of Preliminary Approval” and is being delivered pursuant to this Section 2.1.2(c).  If NYSCRF fails to deliver a Notice of Preliminary Approval with respect to a Proposed Project to Hines before the end the Preliminary Review Period, then NYSCRF shall be deemed to have elected not to pursue such Proposed Project.  If Global REIT elects pursuant to Section 3.5.2 not to participate in a Proposed Project that was contemplated by the Preliminary Investment Package to be a Coinvest Project, then (i) Hines will notify NYSCRF of such event, (ii) the Notice of Preliminary Approval, if any, previously delivered by NYSCRF with respect to the Project shall be void and of no effect, (iii) Hines will present a revised Preliminary Investment Package describing the Project without the participation of Global REIT, (iv) the Preliminary Review Period will be extended as provided in the definition of such term, and (v) NYSCRF will have until the last day of the Preliminary Review Period as so extended to deliver a Notice of Preliminary Approval if it desires to pursue the Proposed Project without the participation of Global REIT.

(c) During the Preliminary Review Period the Parties will cooperate in good faith to resolve any questions a Party may have regarding the Proposed Project, Hines will consider in good faith any changes to the Preliminary Investment Package or the Diligence Budget proposed by NYSCRF, and Hines will deliver to NYSCRF such additional information regarding the Proposed Project as NYSCRF may reasonably request and which Hines is reasonably able to obtain.  If NYSCRF delivers a Notice of Preliminary Approval with respect to a Proposed Project on or before the last day of the Preliminary Review Period, and such notice is not voided as provided in Section 2.1.2(c), the Principal Parties’ will document the decision to proceed with the Proposed Project by executing a writing (a “Preliminary Project Approval”) indicating their approval of the Preliminary Investment Package on which such decision is based and attaching the approved Diligence Budget for the Proposed Project.  If NYSCRF and Hines agree, a Preliminary Project Approval may stipulate that one or more specified actions contemplated by the Preliminary Investment Package not be undertaken without specified conditions being met or NYSCRF separately consenting to such specified action. For example, the incurrence of specified Site Control Costs might be conditioned on specified results of environmental testing being obtained.

(d) If NYSCRF elects to pursue a Proposed Project on or before the last day of the Preliminary Review Period, then the Diligence Costs for the Project will be paid as follows:

(i) if the Project is not a Coinvest Project, NYSCRF shall (A) reimburse Hines for 50% of the Diligence Costs previously incurred by Hines and (B) pay or reimburse Hines for 50% of all Diligence Costs thereafter incurred by Hines in connection with such Project;

(ii) if the Project is a Coinvest Project, then (A) NYSCRF and Global REIT shall reimburse Hines for Diligence Costs previously incurred by Hines, so that Global REIT has funded 16 ⅔%, NYSCRF has funded 33 ⅓% and Hines has funded 50% of such Diligence Costs, and (B) NYSCRF and Global REIT shall pay or reimburse Hines for Diligence Costs thereafter incurred in connection with such Project so that Global REIT bears 16 ⅔%, NYSCRF bears 33 ⅓% and Hines bears 50% of such Diligence Costs.

(e) Except as specifically provided otherwise in the Preliminary Project Approval, NYSCRF’s approval of the Diligence Budget (as attached to the Preliminary Project Approval and as amended by agreement of the Principal Parties from time to time) shall constitute authorization for Hines to incur Diligence Costs in accordance with such Diligence Budget.  NYSCRF and Global REIT shall have no obligation to reimburse Hines for (and, except for costs incurred in identifying the Project and preparing the Preliminary Review Package, Hines shall have no obligation or authorization to incur) Diligence Costs or any other costs or liabilities not covered by the approved Diligence Budget.  The approved Diligence Budget may be amended if agreed by NYSCRF and Hines, and neither Principal Party will unreasonably withhold its consent to a proposed change to the Diligence Budget; provided that NYSCRF will have no obligation to agree to a change that would result in the Diligence Cost Cap being exceeded.  If Hines believes that activities or costs not provided for in the Diligence Budget are needed, then Hines will propose changes to the Diligence Budget to include such activities or costs.

2.1.3 Final Investment Proposal.

(a) If NYSCRF notifies Hines that it desires to pursue a Proposed Project pursuant to Section 2.1.2, then Hines will carry out the preacquisition activities contemplated by the Preliminary Investment Package in accordance with the approved Diligence Budget.  Throughout this preacquisition process, Hines shall provide NYSCRF with monthly reports regarding the progress of the preacquisition activities, including, as applicable, with respect to negotiations with the Lead Tenant and the seller of the Project or Project site and the results of the diligence investigation.  Such monthly reports will be in the form of the monthly report provided for in the Development Management Agreement Form, to the extent applicable to the preacquisition activities.

(b) When prepared, Hines shall deliver to NYSCRF a “Final Investment Memorandum,” which will update the Preliminary Investment Package and describe in detail all aspects of the Proposed Project.  The Final Investment Memorandum shall highlight any open diligence items and describe any details of the proposed transaction that deviate in any material respect from any of the parameters established by the then approved Preliminary Investment Package.  The Final Investment Memorandum will include the proposed Project Budget, the form or expected form of acquisition agreement to be entered into with the seller of the Project or Project site, as applicable (the “Project Acquisition Agreement”), and, if a Lead Tenant has been identified for the Proposed Project, a proposed form of or summary of the expected material terms of the lease to be entered into with the Lead Tenant (the “Lead Tenant Lease”).

(c) If NYSCRF desires to proceed with an investment in the Proposed Project on the basis set forth in the Final Investment Memorandum and Project Budget, NYSCRF shall deliver a notice to such effect to Hines on or before the last day of the Final Review Period, which notice shall be delivered by an Email stating that it constitutes a “Notice of Project Approval” and is being delivered pursuant to this Section 2.1.3(c).  During the Final Review Period, the Parties will cooperate in good faith to resolve any questions a Party may have regarding the Proposed Project, Hines will consider in good faith any changes to the Final Investment Memorandum, the Project Budget, the terms of the Project Company Agreement, the Project Acquisition Agreement and, if applicable, the Lead Tenant Lease proposed by NYSCRF, and Hines will deliver to NYSCRF such additional information regarding the Proposed Project as NYSCRF may reasonably request and which Hines is reasonably able to obtain.  If NYSCRF fails to deliver a Notice of Project Approval before the end of the Final Review Period, then NYSCRF shall be deemed to have elected not to invest in the Proposed Project. NYSCRF may condition its approval of a Final Investment Memorandum on the completion, if not already completed, to its reasonable satisfaction, of execution versions of the Project Company Agreement, Project Acquisition Agreement, Lead Tenant Lease, and documents to be entered into concurrently with any of the foregoing.  Neither NYSCRF nor Hines (or, in the case of a Coinvest Project, Global REIT) will unreasonably withhold or delay its approval of any of the foregoing documents (or the execution and delivery by it or its applicable Affiliate of any such document to which it or such Affiliate is party) whose terms are consistent with the approved Final Investment Memorandum, the applicable Project Company Agreement Form, the Development Management Agreement Form and the Management and Leasing Agreement Form.

(d) If NYSCRF delivers a Notice of Project Approval on or before the last day of the Final Review Period, then the Principal Parties and, in the case of a Coinvest Project, Global REIT will cooperate to complete the organization of a Project Company.  Acquisition of the Proposed Project will have been approved and authorized by NYSCRF and Hines when (and not before) NYSCRF and the applicable Hines Member have entered into the Project Company Agreement, subject in any case to the terms of such Project Company Agreement.  Concurrently with the execution and delivery of the Project Company Agreement, the Project Company shall reimburse each Party for all Diligence Costs theretofore incurred or reimbursed by such Party in accordance with the approved Diligence Budget (which reimbursement may be offset against Capital Contributions made by the Project Company Members under the terms of the Project Company Agreement to fund such reimbursement), with the result that, except as provided in Section 2.4.2 for Vacant Sites, prior to the commencement of construction of the Project, all Diligence Costs incurred in accordance with the approved Diligence Budget will have been funded by the Project Company and borne, indirectly, as follows:

(i) if the Project is not a Coinvest Project, 50% by NYSCRF and 50% by the Hines Member;

(ii) if the Project is a Coinvest Project, 16 ⅔% by the Global REIT Member, 33 ⅓% by NYSCRF, and 50% by the Hines Member.

(e) Once the Parties have entered into a Project Company Agreement for the Project Company formed to acquire a Project as contemplated by Section 2.1.3(d), the acquisition, development and management of such Project shall be undertaken in accordance with the Project Company Agreement and documents entered into in connection therewith, all rights and obligations of the parties with respect to the Project will be governed by the Project Company Agreement and documents entered into in connection therewith (including, as applicable, the Lead Tenant Lease and the Project Acquisition Agreement) or referred to therein, and no provision of this Agreement will apply to such Project other than Section 3.3 (Portfolio Buy/Sell) and Section 5.8 (Confidentiality).

2.1.4 Termination of NYSCRF Participation

.

(a) NYSCRF shall have the right to terminate its involvement with any Proposed Project at any time prior to entering into a Project Company Agreement with respect to such Project, subject to NYSCRF’s obligation not to unreasonably withhold its consent to documents for a Project which are consistent with an approved Final Investment Memorandum as provided in Section 2.1.3(c). To exercise this termination right, NYSCRF shall deliver a written notice of termination to Hines.  If NYSCRF terminates its involvement with a Proposed Project pursuant to this Section 2.1.4(a), or elects, or is deemed to have elected, not to pursue a Proposed Project pursuant to any provision of Section 2.1.2 or 2.1.3 after its election to pursue such Proposed Project pursuant to a Preliminary Investment Package, NYSCRF shall (to the extent it has not previously done so) pay, or reimburse Hines for, 50% (33 ⅓% in the case of a Coinvest Project) of the Diligence Costs incurred by Hines, or which Hines has committed to pay, prior to its receipt of NYSCRF’s notice of termination or NYSCRF’s election or deemed election not to proceed with such Proposed Project.

(b) If NYSCRF terminates its involvement in a Project pursuant to Section 2.1.4(a), or elects, or is deemed to have elected, not to pursue a Project pursuant to any provision of Section 2.1.2 or 2.1.3, then, except as provided in Section, 2.5.3 and Section 2.5.4, Hines shall have the right to pursue the Project independently or with Outside Investors, without any further involvement of or obligation to NYSCRF.

(c) If NYSCRF elects to terminate its involvement in a Project, or if the Principal Parties’ involvement in the acquisition of a Project otherwise terminates for any reason, Hines will promptly return to NYSCRF any refundable earnest money deposits or similar refundable payments paid by NYSCRF to the extent such payments are returned to Hines.  Hines will use reasonable efforts to obtain the return of all such refundable payments, unless Hines elects to pursue the Project independently of NYSCRF, in which case Hines will pay to NYSCRF the portion of each such refundable payment that is not returned which was paid by NYSCRF.  In addition, if Hines pursues a Proposed Project, independently or with Outside Investors, as permitted by Section 2.1.4(b), then Hines shall promptly reimburse NYSCRF for any Diligence Costs paid by NYSCRF with respect to such Proposed Project that are applicable to the Project going forward as pursued by Hines.  (For example:  legal fees incurred in connection with the negotiation and preparation of a Project Acquisition Agreement would presumably be applicable to a Project if Hines used substantially the same form of agreement to acquire the Project, whereas building design costs for a building not ultimately built and Organizational Expenses for the Project Company that was to acquire the Proposed Project would presumably not be applicable).  Hines shall have the right to offset any sums due to NYSCRF under this Section 2.1.4(c) against any payments due to Hines under Section 2.1.4(a) or otherwise from NYSCRF with respect to the applicable Project.

Section 2.2 Review of Portfolio Guidelines

.  If, for any reason, either Principal Party believes that a sufficient number of Projects that satisfy the Portfolio Guidelines will not be identified to enable substantially all of NYSCRF’s Allocated Capital to be committed to such Projects during the Investment Period, then either Principal Party may request a meeting with the other Principal Party to discuss whether the Portfolio Guidelines or Selection Criteria should be revised or the Investment Period should be terminated or extended.  The Principal Parties will act reasonably and in good faith in connection with any such meeting.

Section 2.3 Investment Period.

2.3.1 The investment period (the “Investment Period”) shall commence on the Effective Date and, unless terminated earlier pursuant to Section 2.2, Section  2.3.2 or Section 3.1, shall terminate on the earlier of (i) the third anniversary of the Effective Date, (ii) the date as of which substantially all of NYSCRF’s Allocated Capital has been committed to Project Companies or used or committed to fund Diligence Costs, and (iii) the date a Principal Party delivers a Portfolio Buy/Sell Notice pursuant to Section 3.3(b).  The Investment Period may be suspended as provided in Section 2.5.5.

2.3.2 NYSCRF shall have the right to terminate the Investment Period at any time by delivering a written termination notice to Hines, in which case the Investment Period shall terminate on the date specified in such termination notice (but in no event later than the third anniversary of the Effective Date).

2.3.3 Upon the termination of the Investment Period, Hines shall no longer be obligated to identify or present new Proposed Projects to NYSCRF as contemplated in Section 2.1, and the Exclusivity Obligations shall terminate. The Parties’ obligations with respect to Proposed Projects which NYSCRF has elected to pursue pursuant to a Preliminary Investment Package prior to the termination of the Investment Period (including, without limitation, their obligations to fund Diligence Costs) shall remain in effect until such obligations terminate in accordance with applicable provisions of Section 2.1 that would result in NYSCRF ceasing to participate in any such Proposed Project.  Termination of the Investment Period shall not affect the Parties’ or their Affiliates’ rights or obligations under any Project Company Agreement.

Section 2.4 Project Companies

.

2.4.1 Generally.  Proposed Projects will be acquired by the Parties through Project Companies.  A Project Company that is not a Coinvestment Vehicle will be formed pursuant to a Project Company Agreement substantially in the form of the Limited Liability Company Agreement attached hereto as Exhibit C-1, with such changes as the parties thereto may agree.  A Project Company which is a Coinvest Project will be formed pursuant to a Project Company Agreement substantially in the form of the Limited Liability Company Agreement attached hereto as Exhibit C-2, with such changes as the parties thereto may agree.  A Hines Member’s obligation to make Capital Contributions to a Project Company, up to an amount equal to 10% of the total amount of the Project Budget approved by the Principal Parties in connection with the approval of the Final Investment Memorandum for the applicable Project, shall be guaranteed by HREH pursuant to a guaranty substantially in the form of guaranty attached hereto as Exhibit F-1.  A Global REIT Member’s obligations to make Capital Contributions to a Coinvestment Vehicle, up to an amount equal to 30% of the total amount of the Project Budget approved by the Principal Parties in connection with the approval of the Final Investment Memorandum for the applicable Project, shall be guaranteed by Global REIT pursuant to a guaranty substantially in the form of guaranty attached hereto as Exhibit F-2.  Each Project Company and Hines will enter into a development management agreement substantially in the form attached at Exhibit D and a management and leasing agreement substantially in the form attached at Exhibit E, in each case with such changes as the Principal Parties may agree.  Hines or its applicable Affiliate will assign to the Project Company, and the Project Company will assume from Hines or such Affiliate, all rights, obligations, and agreements obtained, incurred or entered into in respect of the Project prior to the formation of the Project Company.

2.4.2 Project Companies Formed to Acquire Vacant Sites. If a Project Company is formed to acquire a Project for which no Lead Tenant has been identified, then one or more of the Project Company Agreement Form, Development Management Agreement Form and Management and Leasing Agreement Form will be modified as appropriate to reflect the fact that development or redevelopment of such Vacant Site will be subject to the identification of a Lead Tenant.  Without limiting the generality of the foregoing, the forced sale provision contemplated by Section 8.5 of the Project Company Agreement Form shall be modified to provide that (i) no forced sale may be initiated until two years after the Project Company acquires the Vacant Site, (ii) the non-initiating member of the Project Company will have no right of first offer with respect to a forced sale of the Vacant Site but will have the opportunity to buy the Vacant Site on the same basis as any third-party buyer, and (iii) in order to participate as a bidder in a forced sale of a Vacant Site, a Party must notify the other Party of its intention to do so and will be given access to information about the bid process on the same basis as other bidders, will have no access to such information not provided to other bidders and will not otherwise participate in the marketing or bidder selection processes.  In addition, and notwithstanding anything to the contrary set forth in Section 2.1.3(d), upon execution of the Project Company Agreement with respect to the Vacant Site, the Project Company shall reimburse each Party for all Diligence Costs theretofore incurred or reimbursed by such Party in accordance with the approved Diligence Budget (which reimbursement may be offset against Capital Contributions made by the Project Company Members under the terms of the Project Company Agreement to fund such reimbursements), with the result that Diligence Costs incurred in accordance with the approved Diligence Budget will have been borne, indirectly, 90% by NYSCRF and 10% by the Hines Member.

2.4.3 Limited Partnership Option.  If, because of the circumstances of a particular Project, such as local tax law or regulation in the jurisdiction in which the Project is located, the Principal Parties determine it is advisable for a Project Company to be a limited partnership rather than a limited liability company, then the Parties shall cooperate in good faith to amend the Property Agreement Form so that it can serve as a limited partnership agreement rather than a limited liability company agreement, with the Hines Member as the general partner and NYSCRF (and Global REIT, in the case of a Coinvest Project) as a limited partner, and with the rights and obligations of the Hines Member and NYSCRF (and Global REIT, in the case of a Coinvest Project) conforming as nearly as practical to those set forth in the Project Company Agreement Form.  Each Principal Party will consider in good faith a request by the other Principal Party to use a limited partnership rather than a limited liability company for any particular Project..

Section 2.5 Exclusivity

2.5.1 Generally

.  Subject to Sections 2.5.2 through 2.5.5, during the Investment Period, neither Hines nor any Hines Controlled Entity shall acquire an ownership interest in any of the following types of Projects in the United States without giving NYSCRF an opportunity to participate in such Project in accordance with this Agreement:

(a) a development Project for which a Lead Tenant has been identified;

(b) an acquisition Project consisting of an existing office building at least 75% of whose leasable space is unleased or becoming available and for which Hines has identified a Lead Tenant that is not then leasing a material amount of space in the building and with whom Hines is in active discussions for a lease of 75% or more of the space in such building; and

(c) a Vacant Site.

2.5.2 Exclusions.  Hines is permitted to acquire ownership interests in and pursue the following types of Projects without giving NYSCRF an opportunity to participate in such a Project:

(a) a Project that is not a Qualifying Project;

(b) a Project that Hines or a Hines Controlled Entity owned or controlled prior to the Effective Date;

(c) Subject to Section 2.5.3 or 2.5.4, as applicable, a Project which Hines offered NYSCRF, and NYSCRF declined (or is deemed to have declined), the opportunity to pursue, or terminated its involvement in, such Project in accordance Section 2.1;

(d) A Project which was initially controlled by, or is developed or redeveloped on a site initially controlled by, a Person that is not a Hines Controlled Entity that engages Hines as an operating partner in the development or redevelopment of the Project; provided, however, if such Person seeks third-party equity investments for the Project, Hines shall use its reasonable best efforts to secure a right of first offer in favor of Hines and NYSCRF, collectively, to provide such equity, upon terms and conditions acceptable to such Person and reasonably acceptable to Hines and NYSCRF, with the decision to exercise such right to provide such equity, if obtained, to be made by Hines and NYSCRF in accordance with the applicable provisions of Section 2.1;

(e) A Project for which Hines or an Affiliate of Hines serves as project manager for the Project (or in a similar capacity) but neither Hines nor any Hines Controlled Entity owns or has the right to acquire an equity interest (which for such purposes does not include any management fee or incentive or performance-based compensation, whether or not the payment thereof is deferred or contingent) in such Project; or

(f) A Vacant Site (i) if the Project Budget to develop an office project on such Vacant Site, as reasonably estimated by Hines at the time Hines identifies the Project, will exceed Two Hundred Million Dollars ($200,000,000); or (ii) if the Site Control Costs to acquire the Vacant Site, as reasonably estimated by Hines at the time of Hines identifies the Project, would cause the Site Control Cap to be exceeded; or (iii) if such Vacant Site was acquired as part of the acquisition of a site that is not a Vacant Site (e.g., a vacant parcel of land adjacent to an office project that is acquired in the same transaction as such office project).

(g) A Project, including a Qualifying Project, developed on a Vacant Site previously acquired by Hines, with or without equity from an Outside Investor, which Hines was not obligated to present to NYSCRF as an investment opportunity because of one or more of the exclusions set forth in Section 2.5.2(f); provided that, if (i) Hines was not obligated to present to NYSCRF such Vacant Site only because of the exclusion set forth in Section 2.5.2(f)(ii), (ii) Hines or a Hines Controlled Entity acquired such Vacant Site without any equity from any Outside Investor, and (iii) a Lead Tenant was subsequently identified for a Project to be developed on the Vacant Site that would be a Qualifying Project, then Hines shall present NYSCRF with the opportunity to pursue such Project in accordance with Section 2.1.1 if and only if the Lead Tenant for such Project was identified within six (6) months after Hines acquired control of the Vacant Site.

2.5.3 Resubmission of Previously Reviewed Lead Tenant Projects.  If (i) NYSCRF elects (or is deemed to elect), not to pursue a Proposed Project for which a Lead Tenant has been identified on the basis of a Preliminary Investment Package or Final Investment Memorandum presented for such Project, (ii) subsequent to such election Hines continues to pursue such Proposed Project without NYSCRF’s involvement, (iii) terms of the Proposed Project have materially improved compared to those presented in the Preliminary Investment Package or Final Investment Memorandum on which NYSCRF based its election not to proceed with the Proposed Project (such as an increase in the credit rating of the prospective Lead Tenant or an increase in the net rent that the prospective Lead Tenant is willing to pay or a reduction of the price at which the Project or Project site can be obtained) such that there is a material increase in the projected investment return of the Project, and (iv) such Project would be a Qualifying Project if it were again presented to NYSCRF in accordance with this Agreement, then, unless an Outside Investor has committed to invest (as evidenced by a term sheet, letter of intent, or the like) in such Project prior to such material change, Hines will give NYSCRF another opportunity to participate in such Project in accordance with this Agreement by presenting a new Preliminary Investment Package for such Project and following the procedures of Section 2.1.

2.5.4 Resubmission of Vacant Sites

.  If Hines presents NYSCRF the opportunity to acquire a Vacant Site in accordance with Section 2.1, and NYSCRF elects, or is deemed to elect, not to participate in the acquisition of such Vacant Site pursuant to any provision of Section 2.1, then the following will apply:

(a) If Hines or a Hines Controlled Entity acquires the Vacant Site without any equity from any Outside Investor, and a Lead Tenant is subsequently identified for a Project to be developed on the Vacant Site that would be a Qualifying Project, then Hines shall present NYSCRF with the opportunity to pursue such Project in accordance with Section 2.1.1 if and only if (1) Hines was not obligated to present such Vacant Site to NYSCRF in the first place because of the exclusion set forth in Section 2.5.2(f)(ii), and (2) had Hines not presented such Vacant Site initially it would be obligated to present such Lead Tenant Project to NYSCRF pursuant to the proviso of Section 2.5.2(g).

(b) If Hines or a Hines Controlled Entity acquires such Vacant Site using equity from one or more Outside Investors, Hines shall have no obligation to present any Project for such Vacant Site to NYSCRF, even if such Project is a development or redevelopment Project that would satisfy the Selection Criteria.

2.5.5 Spending Caps

(a) NYSCRF does not have authority from REAC, its authorizing committee, to pay for Diligence Costs that have not been reimbursed by Project Companies (“Unreimbursed Diligence Costs”) in an aggregate amount that exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00) (as such amount may be increased from time to time by NYSCRF, the “Diligence Cost Cap”).  If Hines informs NYSCRF that Hines anticipates that undertaking another Project would likely result in the Diligence Cost Cap being reached before all of NYSCRF’s Allocated Capital has been committed to Projects and before the end of the Investment Period, then Hines and NYSCRF will consult with each other regarding the reasons for the cap being reached and the likelihood that Unreimbursed Diligence Costs will be reduced below the cap in an amount sufficient to allow additional Projects to be undertaken as a result of projected reimbursements by Project Companies or the recovery of expenses from Proposed Projects that are abandoned (such as by the refund of an earnest money deposit).  If Hines believes that Unreimbursed Diligence Costs will probably not be reduced below the Diligence Cost Cap for an extended period of time, then Hines may request that NYSCRF agree to suspend the Investment Period or increase the Diligence Cost Cap; NYSCRF will not unreasonably withhold its consent to such a request.  If Unreimbursed Diligence Costs cannot be reduced below the Diligence Cost Cap by an amount sufficient to allow the investigation of additional Projects (for example, because of the amount of Diligence Costs incurred in respect of Proposed Projects that will not be reimbursed because Hines or NYSCRF has determined not to pursue such Proposed Projects), then the Investment Period shall be suspended following the expiration of the 10-day period after Hines delivers notice of such circumstance to NYSCRF, unless NYSCRF obtains an increase of the Diligence Cost Cap, provided that such suspension shall not take effect until 15 Business Days after Hines delivers such notice to NYSCRF, if within such 10-day period NYSCRF notifies Hines that NYSCRF will seek to obtain REAC approval to increase the Diligence Cost Cap.

(b) NYSCRF does not have authority from REAC to agree to the Principal Parties, directly or through Capital Contributions to Project Companies, together incurring Site Control Costs in respect of (i) Proposed Projects that have not been acquired by Project Companies, (ii) Vacant Sites that have not become Lead Tenant Projects, and (iii) Broken Projects that have not been disposed of, which, in the aggregate, exceed $25 million (as such amount may be increased from time to time by NYSCRF, the “Site Control Cost Cap”).  If Hines informs NYSCRF that Hines anticipates that undertaking another Project would likely result in the Site Control Cost Cap being reached before all of NYSCRF’s Allocated Capital has been committed to Projects and before the end of the Investment Period, then Hines and NYSCRF will consult with each other regarding the reasons for the cap being reached and the likelihood that Site Control Costs will be reduced below the Site Control Cost Cap in an amount sufficient to allow additional Projects to be undertaken.  If Hines believes that Site Control Costs will probably not be reduced below the Site Control Cost Cap for an extended period, then Hines may request that NYSCRF agree to suspend the Investment Period or increase the Site Control Cost Cap; NYSCRF will not unreasonably withhold its consent to such a request; provided that NYSCRF may withhold such consent for up to 15 Business Days if it uses such time to diligently seek to obtain REAC approval to increase the Site Control Cost Cap.

(c) Diligence Costs associated with a Project shall cease to count toward the Diligence Costs Cap as follows:

(i) All Diligence Costs associated with a Project that were paid or reimbursed by NYSCRF prior to the formation of the applicable Project Company shall cease to count toward the Diligence Cost Cap once the Project Company formed to own such Project has reimbursed NYSCRF for such Diligence Costs.

(ii) The amount of Diligence Costs associated with a Proposed Project which is disposed of that count toward the Diligence Costs Cap shall be reduced by the amount of capital returned to NYSCRF from proceeds of such disposition.

(iii) The amount of Diligence Costs associated with a Project which count toward the Diligence Costs Cap shall be reduced by the amount of any refundable earnest money deposits or other returnable payments returned to NYSCRF and by the amount of any other recovery of Diligence Costs by NYSCRF relating to such Project.

(d) Site Control Costs shall cease to count toward the Site Control Costs Cap as follows:

(i) All Site Control Costs associated with a Lead Tenant Project shall cease to count toward the Site Control Cost Cap once the Project Company formed to own such Project reimburses the Parties for Site Control Costs incurred by them prior to the acquisition; provided that if a Lead Tenant Project becomes a Broken Project, then all costs incurred by the Project Company that owns the Broken Project, to the extent such costs were funded by the Principal Parties, shall count toward the Site Control Cost Cap.

(ii) All Site Control Costs associated with a Vacant Site or a Broken Project shall cease to count toward the Site Control Cost Cap upon execution of the Lead Tenant Lease if such Project becomes a Lead Tenant Project.

(iii) The amount of Site Control Costs associated with a Vacant Site or Broken Project which is disposed of that count toward the Site Control Costs Cap shall be reduced by the amount of any capital returned to the Principal Parties as a result of such disposition

(iv) The amount of Site Control Costs associated with a Project which count toward the Site Control Costs Cap shall be reduced by the amount of any refundable earnest money deposits or other returnable payments returned to the Principal Parties and by the amount of any other recovery of Site Control Costs by the Principal Parties relating to such Project.

(e) During any suspension of the Investment Period, Hines shall not be obligated to present any Project to NYSCRF or to refrain from investing in any Project.  A suspension of the Investment Period will be lifted, and the Exclusivity Obligation and Hines’s obligation to present Projects during the Investment Period will be reinstated, if NYSCRF obtains REAC approval to increase the Site Control Cost Cap or Diligence Cap that resulted in the suspension, or the aggregate Diligence Costs or Site Control Costs are otherwise reduced below the Diligence Cost Cap or Site Control Cost Cap, as applicable, as provided in Section 2.5.5(c) or 2.5.5(d).

2.5.6 Pipeline Reports

.  At the end of each calendar quarter during the Investment Period, Hines will provide NYSCRF with a report (“Pipeline Report”) generally describing each office development or redevelopment project in the United States that Hines or any Hines Controlled Entity has elected to pursue and each office development site in the United States in which Hines or any Hines Controlled Entity has acquired an ownership interest during the preceding calendar quarter (excluding Projects acquired by Project Companies), together with such information regarding such projects as may be reasonably necessary for NYSCRF to evaluate whether such projects would have been Qualifying Projects if they had been presented to NYSCRF as Proposed Projects.  Information delivered pursuant to this paragraph shall constitute “Other Confidential Information” and be subject to Section 5.8.2.

2.5.7 Remedies for Violations

.  If NYSCRF concludes, in its sole discretion, that the development or redevelopment of a Project, or the acquisition of an ownership interest in a development or redevelopment Project or office Project site, by Hines or any Hines Controlled Entity violates the Exclusivity Obligations, then NYSCRF shall notify Hines of such determination, and the Principal Parties shall meet to discuss in good faith the alleged violation or violations of the Exclusivity Obligations.  If, after such meeting, NYSCRF notifies Hines that it still believes that Hines violated the Exclusivity Obligations, and then, following such notification, NYSCRF reasonably determines that a subsequent violation of the Exclusivity Obligations has occurred, then NYSCRF may, after notice to Hines of such determination, which notice must include a reasonably detailed explanation of the basis for such determination, declare that a “Buy/Sell Trigger Event” as defined in the Project Company Agreement for each Project Company has occurred with respect to each and every Project Company, in accordance with Section 3.3.  The remedy described in the preceding sentence shall be NYSCRF’s exclusive remedy for a violation of the Exclusivity Obligations.

Section 2.6 Other Activities of the Parties

.  Each Party recognizes that the other Parties, their principals and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the investment activity contemplated by this Agreement, including particular investments undertaken by Project Companies.  Subject to the express terms and provision of this Agreement and each Transaction Agreement, (i) each Party is entitled to carry on such other business interests, activities and investments and to retain any and all profits and income derived there from, (ii) any competing business or activity of a Party or any Affiliate of a Party may be undertaken with or without notice to or participation therein by any other Party, and (iii) each Party hereby waives any right or claim it may have against any other Party with respect to any competing business or activity or the income or profits therefrom.

ARTICLE 3

CAPITAL

Section 3.1 NYSCRF’s Allocated Capital

.  NYSCRF has allocated capital in the amount of $450 million in two tranches to fund Diligence Costs and to fund Capital Contributions to Project Companies as contemplated by this Agreement.  The first tranche is in the amount of $250 million.  When 80% of the first tranche has been used or committed to pay Diligence Costs or been committed to Project Companies, then NYSCRF shall notify Hines in writing whether NYSCRF elects, in its sole discretion, to make available for investment the second tranche in the amount of $200 million.  If NYSCRF fails to notify Hines of its election, then Hines may send NYSCRF written notice requesting that NYSCRF make such election.  If NYSCRF fails to make its election within fifteen (15) Business Days after receipt of such notice, then NYSCRF shall be deemed to have elected not to make the second tranche available for investment.  If NYSCRF elects (or is deemed to have elected) not to make the second tranche available for investment, then the Investment Period shall terminate on the earlier of its scheduled termination date and the date as of which the first tranche of $250 million has been used or committed to pay Diligence Costs or been committed to Project Companies.

Section 3.2 Payments

.  If a Party becomes obligated to pay or reimburse another Party for Diligence Costs pursuant to Section 2.1, the paying Party shall make such payment or reimbursement as directed by the receiving Party within ten days following receipt of a written invoice setting forth such Diligence Costs and documentation of the incurrence thereof reasonably satisfactory to the paying Party.  If a Party fails to pay, or reimburse another Party for, any Diligence Costs when required to do so by this Agreement, and such failure continues for more than 15 Business Days after notice thereof from the other Party, then the amount in default shall accrue interest at the Default Rate from the date payment was due until the date it is paid and the Party to whom payment is owed shall be entitled to bring an action in a court of appropriate jurisdiction to enforce the payment or reimbursement obligations of a defaulting Party under this Agreement, including with respect to such accrued interest.

Section 3.3 Portfolio Buy/Sell

.

(a) If NYSCRF, on the one hand, or a Hines Member or a Global REIT Member, on the other hand, commits a “Default” as defined in a Project Company Agreement with respect to any Project Company, then, without limiting any rights or remedies available under such Project Company Agreement, the Hines Member of each Project Company, in the case of a Default by NYSCRF, and NYSCRF, in the case of a Default by a Hines Member or a Global REIT Member, shall have the right to declare that a “Buy/Sell Trigger Event” as defined in each Project Company Agreement has occurred with respect to each and every Project Company.

(b) If a Principal Party or its Affiliate has the right to declare a Buy/Sell Trigger Event with respect to each and every Project Company pursuant to Section 3.3(a) or Section 2.5.7, in order to exercise such right, such Principal Party (the “Initiating Party”) must deliver a written notice (a “Portfolio Buy/Sell Notice”) to the other Principal Party within 90 days after the occurrence of the event giving rise to such right to the effect that it is exercising such right and declaring (or causing its Affiliates to declare) a Buy/Sell Trigger Event with respect to each and every Project Company.  For a period of 120 days following the delivery of a Portfolio Buy/Sell Notice, the Initiating Party shall have the right to deliver (or cause its Affiliate that is a member of such Project Company to deliver) a “Section 8.4 Notice” as defined in the applicable Project Company Agreement or an “Eligible Member Notice” as defined in the applicable Project Company Agreement with respect to each and every Project Company that is not subject to a Buy/Sell Blockout (as defined below) on the date the Portfolio Buy/Sell Notice is delivered.  (A Section 8.4 Notice may be delivered with respect to some Project Companies and an Eligible Member Notice with respect to others, as long as one or the other is delivered with respect to every Project Company not subject to a Buy/Sell Blockout.)  In order to exercise such right (the “Portfolio Buy/Sell Right”), the Initiating Party must deliver all such notices on the same date. If such notices are delivered the members of each Project Company shall carry out the procedures set forth in the Project Company Agreement for such Project Company applicable to the delivery of such notice.  A Project Company is subject to a “Buy/Sell Blockout” on a particular date if, as of such date, the construction of the Project has commenced and the Project has not reached Substantial Completion.  If a Principal Party exercises a Portfolio Buy/Sell Right, then for each Project Company that was subject to a Buy/Sell Blockout at the time the Portfolio Buy/Sell Notice was delivered, such Principal Party, or its applicable Affiliate, must deliver a Section 8.4 Notice or Eligible Member Notice within 120 days after the Project owned by such Project Company reaches Substantial Completion.   If the Principal Party that exercised the Portfolio Buy/Sell Right does not deliver a Section 8.4 Notice or Eligible Member Notice within such 120 day period for any such Project Company, then the other Principal Party shall, for a period of 120 days beginning on the day that is 121 days after the Project owned by such Project Company reaches Substantial Completion, be entitled to deliver a Section 8.4 Notice or Eligible Member Notice with respect to such Project Company.

Section 3.4 Financing

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3.4.1 Generally.  It is expected that Project Companies will use non-recourse secured financing and/or Contribution Financing to finance project costs with the remainder to be financed with Capital Contributions.  The terms of the any Project-level financing will be determined in accordance with the terms of the applicable Project Company Agreement.  If secured financing is used, each Project Company may provide recourse or carve-out guarantees, but NYSCRF will not provide recourse or carve-out guarantees to any third-party lender.

3.4.2 Agreement to Cooperate.  At either Principal Party’s request, the Parties will cooperate to seek to obtain financing on terms and conditions satisfactory to each Principal Party in its discretion, secured, in whole or in part, by the obligations of the Parties hereunder to make payments of Diligence Costs and by the obligations of the Parties or their Affiliates to make Capital Contributions to Project Companies pursuant to the terms of Project Company Agreements (“Contribution Financing”).  The decision of whether or not to enter into any Contribution Financing will be made by each Principal Party in its sole and absolute discretion.  If the Principal Parties agree to enter into a Contribution Financing, then in connection therewith each Party shall (a) provide to the lenders under any Contribution Financing such financial information regarding such Party as is reasonably requested by such lenders, (b) agree to such amendments to this Agreement and any Project Company Agreement that such lenders may reasonably request as long as the rights and obligations of the Parties vis-à-vis each other hereunder or under any Project Company Agreement are not materially affected, (c) deliver to the lenders such customary officers’ certificates, opinions of counsel and other documents as shall be reasonably requested by such lenders, and (d) upon request by such lenders from time to time, acknowledge in writing its obligations in connection with such Contribution Financing.

3.4.3 Subscription Financing Fee.  If the Parties obtain Contribution Financing, then, in addition to any amendments to this Agreement or Project Company Agreements required by such Contribution Financing, the Principal Parties and, in the case of a Coinvestment Vehicle, Global REIT will amend each Project Company Agreement as necessary to provide for the payment of an additional preference hurdle of 2% per annum of the outstanding advances under any Contribution Financing to be shared among the members of the Project Company governed by such Project Company Agreement in accordance with their percentage interests in the Project Company.  The fee will be included as an accrued Project cost and will be treated as a Capital Contribution to each relevant Project Company.

Section 3.5 Global REIT Coinvestment Right

3.5.1 Coinvestment Right. Global REIT will have the right to coinvest in each Project pursued by NYSCRF and Hines pursuant to this Agreement which has a Preliminary Project Cost Estimate of more than $100 million; provided that,

(a) if Global REIT elects not to invest in any one such Project, then it shall not have the right to invest in any subsequent Project, and

(b) Global REIT will not have a right to invest in any Vacant Site or in any Project developed on a Vacant Site for which the Lead Tenant is identified after the Vacant Site is acquired by a Project Company.

3.5.2 Coinvestment Procedures.  If during the Investment period Hines identifies a Proposed Project for which a Lead Tenant has been identified and which has a Preliminary Project Cost Estimate in excess of $100 million, then Hines will provide information regarding such Proposed Project to Global REIT as it provides such information to NYSCRF pursuant to Section 2.1.  If the Preliminary Investment Package for such Proposed Project that Hines prepares for submission to NYSCRF includes a Preliminary Project Cost Estimate in excess of $100 million, then Hines shall provide such Preliminary Investment Package to Global REIT at the time it submits it to NYSCRF.  Unless Global REIT notifies Hines before the end of the Preliminary Review Period (or before Hines submits the Preliminary Investment Package to NYSCRF) that it elects not to invest in such Proposed Project, then Global REIT will coinvest in the Project with NYSCRF and Hines if NYSCRF and Hines determine to proceed with the Project as provided in Section 2.1.  If Global REIT elects not to coinvest in a Proposed Project presented to it in accordance with this Section 3.5.3, then it shall have no rights under this Agreement with respect to any Proposed Project in which it has not previously elected to coinvest.  Hines will promptly notify NYSCRF if Global REIT elects not to coinvest in a Project in which it is entitled to coinvest under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Mutual Representations and Warranties

.  Each Party, as of the date of this Agreement, represents and warrants to each other Party as follows:

4.1.1 It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

4.1.2 It has full power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby (if it is not a natural person) have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.1.3 The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination or acceleration of any right or obligation of it under, or result in the creation or imposition of any lien, mortgage, pledge, security interest, claim, right of first refusal or other limitation on transfer or other encumbrance upon any of its assets or properties by reason of the terms of (i) its memorandum of association, certificate of incorporation, by-laws or other charter or organizational document, (ii) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which it is a party or by or to which it or its assets or properties may be bound or subject, (iii) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it or (iv) any license, permit, order, consent, approval, registration, authorization or qualification with or under any governmental agency, other than in the case of clauses (ii), (iii) or (iv) above any conflict, violation, breach or default which would not, individually or in the aggregate, have a material adverse effect on it or have a material adverse effect on its ability to perform its obligations hereunder or any Project Company, or consummate the transactions contemplated hereby or under the terms of any Project Company Agreement.

4.1.4 As of the date of this Agreement, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any governmental agency is necessary to be obtained, made or given by it in connection with the execution, delivery and performance by it of this Agreement or the consummation by it of the transactions contemplated hereby or under the terms of any Project Company Agreement.

4.1.5 It is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which any of its property is subject, other than any default which would not, individually or in the aggregate, materially adversely affect its ability to perform its obligations under this Agreement or under the terms of any Project Company Agreement.

4.1.6 It is not in violation (nor has any event occurred which with notice, lapse of time, or both, would constitute a violation) of any applicable statute, regulation, law, order, writ, injunction, judgment or decree, which violation would materially adversely affect its ability to perform its obligations under this Agreement or under the terms of any Project Company Agreement.

4.1.7 There is no litigation, investigation or other proceeding pending or, to its knowledge, threatened against it or any of its Affiliates which, if adversely determined, would materially adversely affect its ability to perform its obligations under this Agreement or under the terms of any Project Company Agreement.

4.1.8 It has such knowledge and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in a Project Company.

Section 4.2  No Investment Guaranty

.  Each Party acknowledges Hines has not made any representations to it regarding (a) Hines’s ability to locate or identify Proposed Projects satisfying the Portfolio Guidelines or (b) the likelihood that the Projects undertaken pursuant to this Agreement will achieve any particular return.

ARTICLE 5

MISCELLANEOUS

Section 5.1 No Partnership

.  Nothing contained in this Agreement shall be construed to make any of the Parties partners or joint venturers or to render any Party liable for the debts or obligations of any other Party (except for Diligence Costs that Hines is authorized to incur in accordance with this Agreement), and this Agreement is not intended to create or be treated as a separate legal entity or unincorporated association.

Section 5.2 Counterparts

.  This Agreement may be executed through the use of separate signature pages in any number of counterparts with the same effect as if the parties executing the counterparts had each executed one counterpart.

Section 5.3 Amendments

.  This Agreement may not be amended except by an instrument in writing signed by Hines and NYSCRF.

Section 5.4 Notices

.  All notices, consents, approvals and other communications required or permitted by the Agreement shall be in writing and (a) delivered by hand, (b) sent by registered or certified mail, postage prepaid, with return receipt requested, (c) sent by electronic mail and confirmed by a notice delivered in accordance with clause (a), (b) or (d) of this paragraph, or (d) sent by a recognized courier, with all charges prepaid, addressed to the applicable Party at the address set forth below:

If to Hines:

Hines Interests Limited Partnership
2800 Post Oak Boulevard
Williams Tower
Houston TX 77056-6118
Attention: Charles M. Baughn
Telecopy:  (713) 966-2636
Email:  charlie.baughn@hines.com

with a copy to:

Doug Donovan
Hines Interests Limited Partnership
2800 Post Oak Boulevard
Williams Tower
Houston TX 77056-6118
Telecopy:  (713) 966-2636
Email:  doug.donovan@hines.com

If to NYSCRF:

Raudline Etienne
CIO & Deputy Comptroller
for Pension Investment and Cash Management
New York State Common Retirement Fund
633 Third Avenue
New York, NY 10017
Telecopy:  N/A
Email:  N/A

with a copy to:

Assistant Deputy Counsel
New York State Common Retirement Fund
Division of Pension Investment and Cash Management
Office of the State Comptroller
59 Maiden Lane
New York, NY 10038
Attention:  David Riley
Telecopy:  (212) 383-2536
Email:  Driley@osc.state.ny.us

and a copy to:

Assistant Comptroller for Real Estate
New York State Common Retirement Fund
Division of Pension Investment and Cash Management
Office of the State Comptroller
59 Maiden Lane
New York, NY 10038
Attention:  Marjorie Tsang
Telecopy:  (212) 383-1331
Email:  mtsang@osc.state.ny.us

With a copy to:

J.P. Morgan Asset Management
Global Real Assets
5847 San Felipe, Suite 150
Houston, TX  77057
Attention:  Robert Curran
Telecopy:  (713) 735 5043 (212) 648-2263
Email: robert.curran@jpmorgan.com

with a copy to:

J.P. Morgan Investment Management, Inc.
245 Park Avenue
2nd Floor
New York, NY  10167
Attention:  Mr. Daniel Volpano
Telecopy:  (212) 648-2263
Email:  daniel.volpano@jpmorganfleming.com

If to Global REIT:

Hines Global REIT, Inc.
2800 Post Oak Boulevard
Williams Tower
Houston TX 77056-6118
Attention:  Charles N. Hazen
Telecopy:  (713) 966-2636
Email:  charles.hazen@hines.com

with a copy to:

Frank Apollo
Hines Global REIT, Inc.
2800 Post Oak Boulevard
Williams Tower
Houston TX 77056-6118
Telecopy:  (713) 966-2648
Email:  frank.apollo@hines.com

Hines, NYSCRF or Global REIT may designate a new address by notice to that effect given to the other Party.  Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when received if received on a Business Day during the normal business hours of the recipient and otherwise shall be effective on the next Business Day.  Refusal to accept delivery shall be deemed to constitute delivery at the time so refused.

Section 5.5 Headings

.  The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in interpreting and construing the terms and provisions of this Agreement.

Section 5.6 Construction; Severability

.  The parties hereto acknowledge that they have participated in and been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  The language in all parts of this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against Hines or NYSCRF.  Whenever possible, the provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under said applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

Section 5.7 Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made wholly within such state, without regard to the conflict of law provisions thereof.

Section 5.8 Confidentiality.

5.8.1 Each Party shall keep confidential, and to cause its agents to keep confidential, (i) the terms of this Agreement, including the identity of the other Parties and the NYSCRF’s Allocated Capital, and (ii) any Other Confidential Information (as defined below) (the foregoing collectively, “Confidential Information”) and shall not use or permit any of its agents to use any Confidential Information other than in connection with its performance of this Agreement and in connection with its interests the transactions and investments contemplated hereby; provided, however, that Confidential Information may be disclosed (A) to the extent required by law or regulation, (B) to the legal, accounting, or other professional advisors of such Party who need to know such information for the sole purpose of providing advice to such Party in connection with such Party’s performance of this Agreement or such Party’s interests in the transactions and investments contemplated hereby, so long as such Persons are informed of the confidential nature of such information and agree to be bound by the terms of this Section 5.8,  (C) to prospective Lead Tenants and prospective sellers of potential Projects, or (D) to a lender or prospective lender in connection with a bona fide financing transaction permitted under the terms of a Project Company Agreement.

5.8.2 As used herein, “Other Confidential Information” means any information that (i) a Party may acquire from another Party or an Affiliate of another Party as a consequence of being a Party to this Agreement, (ii) is not already available through publicly available sources of information other than as a result of disclosure that is prohibited by this Section 5.8) or already known to such Party from other independent non-confidential sources of information; and (iii) pertains or relates to (A) the business and affairs of any other Party or any Affiliate thereof or (B) any investments (actual, proposed or previously contemplated), business strategies or proprietary business information of any of the Parties hereunder or under any Project Company formed hereunder.

5.8.3 Each Party’s obligations under this Section 5.8 shall survive the termination of this Agreement.  Each Party shall be a third party beneficiary of the rights of each other Party and its Affiliates under terms of any agreement entered into with its respective representatives or advisors with respect to the use or disclosure of information such as the Other Confidential Information (any such agreement to contain customary confidentiality provisions).

5.8.4 If a Party or any of its representatives (in such capacity, the “Recipient Party”) is requested or required (by deposition, subpoena, interrogatory, stock exchange requirement, request for information or documents, civil investigative demand, or other similar requirement) to disclose any Confidential Information disclosed to it by another Party (the “Disclosing Party”), the Recipient Party shall give the Disclosing Party prompt written notice thereof (before such Confidential Information is disclosed if practicable) so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.8.

Section 5.9 Parties in Interest; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned by a party hereto.  Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and assigns.

Section 5.10 Entire Agreement; Ancillary Agreements

.   This Agreement and, as to each Project Company, the Transaction Agreements, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter.

Section 5.11 Conflicts Disclosure

.   As required by 11 NYCCR part 136-2.4(c)(1)(i) (or any successor regulation of substantially the same import) Hines shall promptly disclose to NYSCRF in writing any conflict of interest that Hines may have which could reasonably be expected to impair Hines’s ability to render unbiased and objective advice to NYSCRF pursuant to this Agreement.  As required by 11 NYCCR Part 136-2.4(c)(ii), (or any successor regulation of substantially the same import) Hines shall file annually with NYSCRF a statement acknowledging that it is aware of the above standard and that it is in compliance with the above standard.  Such statement shall include the following language:  All investment managers, and consultants or advisors to the Comptroller (the “Comptroller”) of the State of New York as trustee of the Common Retirement Fund owe the Comptroller a fiduciary duty.  This means that investment managers, or consultants or advisors must disclose to the Comptroller information about material conflicts of interest.  Failure to truthfully complete this statement may result in criminal or civil liabilities (or substantially similar language contained in any successor regulation of substantially the same import).

[Signature pages follow.]

NY01:236472.8

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

HINES:

Hines Interests Limited Partnership

By:           Hines Holdings, Inc.,

its general partner

By:     /s/ Charles M. Baughn

Name: Charles M. Baughn

Title: Executive Vice President

NYSCRF:

THE COMPTROLLER OF THE STATE OF NEW YORK AS TRUSTEE OF THE COMMON RETIREMENT FUND

     By:   /s/ Raudline Etienne

Name: Raudline Etienne

Title: Chief Investment Officer and Deputy Comptroller for Pension Investment and Cash Management

HINES GLOBAL REIT, INC.

     By:   /s/ Ryan T. Sims

Name: Ryan T. Sims

Title: Chief Accounting Officer

Exhibit A-1

Portfolio Guidelines

Permissible Property Type
Class A institutional quality office projects and medical office projects; provided, however, the capital committed to and invested in medical office Projects by the Principal Parties will not exceed 20% of the Aggregate Allocated Capital.

Locations	Located within or adjacent to central business districts and/or transportation infrastructure, including established and “in-fill” suburban markets
Target Market	Each Project will be located in a Major U.S. City.
Total Project Cost	$25 million to $200 million
Target Portfolio Weighting	The Principal Parties aim to commit the Aggregate Allocated Capital to a portfolio of Projects having Lead Tenants with credit quality distributed as follows:
	Lead Tenant Credit Quality	Target Percentage of Aggregate Allocated Capital
	BBB or higher	at least 45%
	BB or lower or non-rated	not more than 55%
	None-rated	not more than 35%

Lease Terms	At least 75% of the space in the Project must be leased to the Lead Tenant.
Term of Lead Tenant Lease	Ten years or longer
Expense Pass-Through	All leases (other than leases with the General Services Administration) leases must be net leases.
Rental Rate Increases	Leases (other than leases with the General Services Administration) will include periodic increases in base rent no less frequently than every five years.
Renewal	Nine months or longer notice required for Lead Tenant lease term renewal
General Purpose Facility
The portion of the construction cost budget that is required to build space that is unsuitable for general office use, such as laboratories, cafeterias, auditoria, and other special purpose space, will not exceed 15% of the construction cost budget.

Geographic & Industry Diversification
For each Project held by Project Companies beyond Project Stabilization:
(i)The capital committed and invested by the Principal Parties to and in Projects in a given market shall not exceed 20% of the Aggregate Allocated Capital.
(ii)The capital committed and invested by the Principal Parties to and in Projects leased to Lead Tenants in a given industry shall not exceed 25% of the Aggregate Allocated Capital.

Leverage
For each Project held beyond Project Stabilization for such Project, secured financing can be as high as 65% loan-to-value for any single asset, provided aggregate leverage for Projects held by all Project Companies is less than 60% loan-to-value.  Secured financing will be non-recourse (except for customary carve-outs to recourse).  Projects held by individual Project Companies will not be cross collateralized.

Stabilized Return on Cost
8.00% to 10.00%, based on a 100 to 200 basis point spread or differential between the estimated return on cost and capitalization rates following Project Stabilization.  Capitalization rates will vary market by market for institutional quality commercial real estate.

Target IRR
The Principal Parties intend to pursue the development and acquisition of Projects, each of which is targeted to provide to NYSCRF an internal rate of return on its total Capital Contributions with respect to such Project, from revenues and proceeds generated from the assets held by the applicable Project Company, of 13% to 15% (assuming a 3-year hold from site acquisition with debt not greater than 60% of value in-place from the date of Project Stabilization to the date the Project is sold).

NY01:236472.8                                                                                                                                            Exhibit A-1

Exhibit A-2

Selection Criteria

Property Type
Project must be a Class A institutional quality office project or medical office project, and acquisition and development of the Project must not result in the Principal Parties committing and investing capital to and in medical office Projects in an aggregate amount that exceeds 20% of the Aggregate Allocated Capital.

Location	Project must be located within or adjacent to a central business district, transportation infrastructure, or an established “in-fill” suburban market.
Target Market	Project must be in a Major U.S. City.
Total Project Cost
Total cost to complete the Project, from Project identification to Project Stabilization, as reasonably estimated by Hines at the time it identifies the Project, must be $25 million or more and, in the case of a Vacant Site, $200 million or less.

Leasable Space	At least 75% of the leasable space for the Project must be available for lease and contemplated to be leased to an identified Lead Tenant. This criterion does not apply to Vacant Sites.
Term of Lead Tenant	For a Lead Tenant Project, the Project must contemplate a lease with the Lead Tenant having a term of 10 years or longer. This criterion does not apply to Vacant Sites.
General Purpose Facility
The portion of the construction cost budget proposed for the Project that is required to build space that is unsuitable for general office use, such as laboratories, cafeterias, auditoria, and other special purpose space, must not exceed 15% of the construction cost budget.  This criterion does not apply to Vacant Sites.

NY01:236472.8                                                                                                                                            Exhibit A-2

Exhibit B-1

CONTENTS OF PRELIMINARY INVESTMENT PACKAGE

Project Summary: List of the essential facts including size, location, existing tenants, if any, and prospective tenants that have been identified, if any, city, status of land.

Project Strategy: Definition of the real estate and credit niche that the Project fills and justification of the range of returns which is contemplated.

Building Design: Preliminary description of building design (e.g., massing, floor plans, elevations), including site plan and any special features that impact potential multi-tenant re-leasing.1

Estimated Project Budget: Estimate of the total project costs, including cost of land, site development, construction, tenant improvements, architecture and engineering, financing and other, contingency, using budget format attached as Exhibit B-2.2

Anticipated Project Schedule. Anticipated timeline for completing the Project in accordance with the estimated project budget.

Entitlements.  Description of current property entitlements and anticipated steps for obtaining any changes to entitlements expected to be required.

Recommended Financial Structure: List of equity, debt and total capitalization at the time of completion.  Description of anticipated cash flows and returns to equity (assuming anticipated deal structure).3

Tenant(s): If a prospective Lead Tenant has been identified, description of the prospective Lead Tenant including credit information and a third-party credit analysis of the Lead Tenant, industry information, lease terms, use of building, specific needs of tenant, history of tenant space usage, position of building in relation to the tenant’s other real estate usage.

Economy: Job growth by city and submarket in office employment specifically.  Specific reference to growth areas of economy and how those areas will or will not affect this prospective tenant.

Office Market Summary: Inventory, vacancy, absorption and new construction figures for the city and submarket.  Given recent trends in absorption and new construction, estimate of vacancy in 5 years.  Also, summary of competitive set (from a multi-tenant perspective), including all office buildings owned by Hines Controlled Entities in the applicable submarket.

Project Location: Description of locational trend of market, unique physical or access qualities of the site, and description of major roads including map(s) and aerial photographs of site/area.

Primary Risks: Discussion of key risks with mitigation techniques whether in structure or pricing of transaction.

Investigation Plan:  Summary or diligence investigation and significant activities to be completed in connection with preparing Final Investment Memorandum, together with the Diligence Budget as provided in Section 2.1.2(c).

Site Control:  Description of actual or proposed means of controlling the site of the Proposed Project.

Project Team:  Identification of Hines and third-party personnel proposed to staff the Project.

Contracting Strategy.  Expectations for contracting Project work.  (Generally expected to be third party GC on an industry-typical AIA cost of the work plus a fee with a GMP agreement.)

Environmental.  Description of any relevant environmental issues affecting the Project, including identified risks and tasks.

Hines’ Recommendation: List of deal characteristics, both positive and negative, with a concluding investment recommendation from Hines.

HREH Financials:  Most recent consolidated statement of assets and liabilities of HREH.

1 This item to be abbreviated in the case of a Proposed Project for which no prospective Lead Tenant has been identified.

2 Budget items in respect of construction, tenant improvements, architecture and engineering, financing and other, contingency and similar items will be abbreviated in the case of a Proposed Project for which no prospective Lead Tenant has been identified.

3 This item to be abbreviated in the case of a Proposed Project for which no prospective Lead Tenant has been identified.

NY01:236472.8                                                                                                                                            Exhibit B-1

Exhibit B-2

FORMAT OF PRELIMINARY PROJECT BUDGET

Preliminary

Project Budget

Summary

View Detailed One Page Category Summary

Project Name

GSF:

NRA:

Surface Parking:

Garage Parking:

		Whole $	Per NRA	Per GSF	Comments
30 Land/Site		$	$	$
31 Architectural/Engineering			$	$
32 Construction			$	$
33 Tenant Work			$	$
34 Taxes/Insurance/Permits			$	$
35 Financing			$	$
36 Leasing			$	$
37 PR & Marketing			$	$
38 General & Administrative			$	$
39 Contingency			$	$
40 Income			$	$
	Total	$	$	$

NY01:236472.8                                                                      Exhibit B-2

Preliminary Project Budget Detailed Summary
		Whole	Per NRA	Comments
30-010	Land Acquisition Cost	$	$
30-050	Title - Registration/Insurance
30-080	Legal - Site Cost
30-210	Impact Fees
30-250	Other
TOTAL SITE COST
31-110	Design Architects Fees
31-115	Associate Architects Fees
31-120	Production Architects Fees
31-130	Landscape Architect
31-210	Structural Engineer-Fees
31-220	Mechanical Engineer-Fees
31-225	Mechanical Controls Consultant
31-230	Geotechnical Consultant
31-240	Survey Engineering
31-245	Civil Engineering
31-250	Testing
31-270	Window Wall Testing/Consultant
31-280	Wind Tunnel Testing
31-310	Acoustical Consultants
31-320	Elevator Consultants
31-330	Lighting Consultants
31-340	Traffic Survey/Parking Consultants
31-350	Graphics Consultants
31-360	Garage Consultants
31-370	Window Washing Consultant
31-380	Security Consultant
31-385	Floor Plan/Interior Consultant
31-390	Other Consultants
31-395	Environmental Consultants
31-410	Travel & Entertainment
31-440	Blueprints/Reproduction
31-470	Other Reimbursables
TOTAL ARCH & ENGINEERING COST
32-010	Base Building General Costs
32-030	Garage Construction Costs
32-100	Building System Separate Costs
32-900	Other Construction Costs
TOTAL CONSTRUCTION COST
33-410	Tenant Allowance - Major Tenant
33-420	Tenant Allowance - Other Tenants
33-425	Leasing Inducement - Retail Tenants
33-460	Tenant Architectural & Engineering
33-480	Other Tenant Cash Allowances
TOTAL TENANT WORK COST
34-100	Real Estate Taxes
34-310	Building Permits/Insurance
34-900	Utility Tap Fees/Service Charges
TOTAL TAX & INSURANCE COST
35-110	Predevelopment Loan, Interest & Fees
35-210	Construction Loan Fee/Lender Cost
35-220	Construction Loan Interest
35-210	Land Loan Fee/Lender Cost
35-220	Land Loan Interest
35-210	Mezzanine Loan Fee/Lender Cost
35-220	Mezzanine Loan Interest
TOTAL FINANCING COST
36-110	HILP Broker Commissions
36-130	Outside Commissions
36-310	Tenant Space Planning
36-400	Legal
36-900	Other Leasing Cost
TOTAL LEASING COST
37-010	Printed Marketing/Advertising Materials
37-015	Special Advertising/Marketing
37-030	Display Materials/Models
37-050	General Photography
37-060	Signs/Barricade Signs
37-080	Announcement Parties
37-900	Other
TOTAL PR AND MARKETING COST
38-110	Project Office Rent
38-120	Project Office-Supplies
38-130	Tele/Postage/Delivery
38-140	Project Office-Furnishings/Equipment
38-150	Project Office-Construction Buildout
38-160	Project Office-Insurance
38-200	Property Management
38-310	Project Administration Fee
38-315	Project Office-Salaries
38-320	Project Office-Travel/Entertainment
38-325	Project Management-Legal
38-335	Project Management-Audit/Tax
38-400	Conceptual Construction
TOTAL GENERAL & ADMIN COST
39-110	Project Contingency
TOTAL CONTINGENCY COST
40-110	Income
TOTAL INCOME
	Total	$	$

NY01:236472.8                                                                                                                                            Exhibit B-2

Exhibit C-1

PROJECT COMPANY AGREEMENT FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit C-1

Exhibit C-2

COINVEST PROJECT COMPANY AGREEMENT FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit C-2

Exhibit D

DEVELOPMENT MANAGEMENT AGREEMENT FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit D

Exhibit E

MANAGEMENT AND LEASING AGREEMENT FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit E

Exhibit F

HREH GUARANTY FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit F

Exhibit G

HINES REIT GUARANTY FORM

[see attached]

NY01:236472.8                                                                                                                                            Exhibit G